Exhibit 99.1

Contact:	Timothy McKenna (investors) 312-580-4637
John Haudrich (investors) 314-746-1266
Lisa Esneault (media) 312-580-3571
Mylène Labrie (Canada) 514-864-5103

SMURFIT-STONE REPORTS 3rd QUARTER 2005 RESULTS

CHICAGO, October 26, 2005 – Smurfit-Stone Container Corporation (Nasdaq: SSCC) today reported a net loss available to common shareholders of $229 million, or $0.90 per diluted share, for the third quarter 2005.  Contributing to these results were:

•                  A pretax restructuring charge of $293 million, or $191 million ($0.75 per diluted share) on an after tax basis, related to the previously announced permanent closure of two containerboard mills in Canada and the Fernandina Beach paper machine.   Charges include $34 million of cash costs.

•             A $0.04 per diluted share charge to record the impact of a non-cash foreign currency translation loss.

For the third quarter of 2004, net income available to common shareholders was $28 million, or $0.11 per diluted share.   That quarter included a net $0.04 per diluted share impact from a non-cash foreign currency translation loss of $19 million and a $1 million gain from the early extinguishment of debt.

Net sales for the third quarter 2005 were $2.1 billion compared to $2.2 billion in the third quarter 2004.

For the nine months ended September 30, 2005, the company reported a net loss of $247 million, or $0.97 per diluted share, compared to a net loss of $48 million, or $0.19 per diluted share, for the same period in 2004.    These results include pretax restructuring charges of $297 million in 2005 versus $17 million in 2004.  Year-to-date through September, net sales totaled $6.3 billion in 2005 compared to $6.1 billion for the same period in the prior year.

Commenting on third quarter results, Patrick J. Moore, chairman, president and chief executive officer, said, “The $0.90 per share net loss was primarily the result of restructuring charges following our mill closures, which were a part of the company’s strategic reassessment.

Apart from these charges, lower prices and containerboard production negatively impacted earnings.   Energy, transportation, and fiber costs have increased significantly from prior year levels, while our mill closures helped lower fixed costs and improve productivity during the quarter.”

Third quarter 2005 operating profits in our containerboard and corrugated containers segment were $31 million, down from $92 million sequentially and $134 million in the third quarter of 2004.    Containerboard production was lower as we reduced our containerboard inventories 6 percent from the second quarter.   Third quarter average domestic linerboard prices were down 8 percent sequentially, and corrugated prices decreased more than 3 percent from second quarter levels.

Third quarter operating profits of $25 million in the consumer packaging segment represent a $5 million increase in earnings year-over-year and $2 million sequentially.    Improved results were driven by stronger growth for folding cartons, modestly higher prices for both folding cartons and multiwall bags, and lower costs as a result of cost reduction efforts.

Total debt at the end of the third quarter was $4,543 million, down $36 million sequentially, driven primarily by lower working capital.

Commenting on the outlook, Moore said, “Costs will likely increase in the fourth quarter, driven by elevated energy and freight expense, and average corrugated prices will be sequentially lower.    However, market conditions are shifting in our favor.   Entering the fourth quarter, demand for packaging is improving and inventories are at favorable levels as we implement previously announced price increases across a number of product lines.”

Smurfit-Stone discusses its quarterly financial performance on conference calls broadcast live and archived on its website, www.smurfit-stone.com.  The third quarter call will be held on Wednesday, October 26, at 8:00 a.m. Central Time.  Smurfit-Stone is concluding its strategy reassessment initiative to address a changing and highly competitive marketplace and will discuss its findings and strategic plans in a presentation on November 9th that will be simulcast on the company’s website.

# # #

Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is one of the world’s largest collectors and marketers of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 250 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 35,000 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in “forward-looking statements” in the company’s annual report on form 10-K for the year ended December 31, 2004, as updated from time to time in the company’s Securities and Exchange Commission filings.

SMURFIT-STONE CONTAINER CORPORATION

SELECTED FINANCIAL HIGHLIGHTS

(In millions, except per share data)

(Unaudited)

	2005					2004
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Net sales	$2,093	$2,153	$2,103		$6,349	$1,942	$2,038	$2,165	$2,146	$8,291

Income (loss) from operations	$61	$93	$(245)		$(91)	$(23)	$63	$149	$74	$263

Net income (loss) available to common stockholders	$(19)	$1	$(229)		$(247)	$(66)	$(10)	$28	$(9)	$(57)

Diluted earnings (loss) per common share	$(0.07)	$—	$(0.90)		$(0.97)	$(0.26)	$(0.04)	$0.11	$(0.04)	$(0.23)

Total reported debt	$4,633	$4,579	$4,543		N.A.	$4,879	$4,869	$4,788	$4,498	N.A.

Capital expenditures	$66	$73	$62		$201	$42	$39	$58	$80	$219

Pension contributions	$47	$45	$48		$140	$44	$44	$61	$28	$177

	Three Months Ended September 30,					Nine Months Ended September 30,
	Containerboard & Corrugated Containers	Consumer Packaging	Other Operations	Other	Total	Containerboard & Corrugated Containers	Consumer Packaging	Other Operations	Other	Total

2005 Segment Results
Revenues	$1,572	$425	$106		$2,103	$4,780	$1,243	$326		$6,349
Segment profit (loss)	$31	$25	$4	$(411)	$(351)	$190	$63	$14	$(639)	$(372)

2004 Segment Results
Revenues	$1,628	$426	$111		$2,165	$4,597	$1,247	$301		$6,145
Segment profit (loss)	$134	$20	$7	$(115)	$46	$188	$64	$21	$(346)	$(73)

SMURFIT-STONE CONTAINER CORPORATION

STATISTICAL INFORMATION

	2005				2004
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Containerboard and Corrugated Container Segment

Containerboard System
North American Mill Operating Rates (containerboard only)	87.9%	92.0%	93.6%		91.5%	94.8%	94.9%	94.2%

North American Containerboard Production - M Tons	1,751	1,852	1,799		1,790	1,858	1,903	1,887
Year over Year Avg. Domestic Linerboard Price Change	25.2%	15.7%	-7.4%
Sequential Avg. Domestic Linerboard Price Change	-0.1%	-0.3%	-8.3%

Pulp Production - M Tons	141	139	145		128	146	138	137
SBS/Bleached Board Production - M Tons	65	72	76		60	74	70	72
Kraft Paper Production - M Tons	52	50	48		74	72	54	59

Corrugated Containers
North American Shipments - BSF *	19.5	20.3	20.5		20.0	20.5	20.5	19.9
Per Day North American Shipments - MMSF *	314.9	317.3	320.4		317.4	325.7	320.6	325.6
Year over Year Avg. Corrugated Price Change	9.4%	7.3%	-1.6%
Sequential Avg. Corrugated Price Change	0.4%	-1.0%	-3.4%

Consumer Packaging Segment

Coated Boxboard Production - M Tons	138	136	144		141	140	140	139

Folding Carton Shipments - M Tons	124	131	138		128	124	134	131

Multiwall Bag Shipments - MM Bags	270	280	280		282	291	295	289

Other Operations

Fiber Reclaimed and Brokered - M tons	1,636	1,661	1,605		1,616	1,609	1,632	1,685

*                      Excludes intercompany shipments for all periods presented.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30,	December 31,
	2005	2004
	(Unaudited)

Assets

Current assets
Cash and cash equivalents	$5	$6
Receivables, net	280	254
Retained interest in receivables sold (Note 1)	122	158
Inventories	747	786
Deferred income taxes	152	142
Prepaid expenses and other current assets	115	60
Total current assets	1,421	1,406

Net property, plant and equipment	4,276	4,638
Timberland, less timber depletion	44	44
Goodwill	3,309	3,301
Other assets	335	336

	$9,385	$9,725

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of long-term debt	$27	$19
Accounts payable	629	604
Accrued compensation and payroll taxes	187	191
Interest payable	78	95
Other current liabilities	177	207
Total current liabilities	1,098	1,116

Long-term debt, less current maturities	4,516	4,479
Other long-term liabilities	1,015	1,048
Deferred income taxes	696	823

Stockholders’ equity
Preferred stock	88	85
Common stock	3	3
Additional paid-in capital	4,005	3,992
Retained earnings (deficit)	(1,754)	(1,507)
Accumulated other comprehensive income (loss)	(282)	(314)
Total stockholders’ equity	2,060	2,259

	$9,385	$9,725

Note 1:

At September 30, 2005 and December 31, 2004, $626 million and $624 million, respectively, of receivables had been sold under two accounts receivable securitization programs, of which the company retained a subordinated interest. The off-balance sheet Stone Receivables Corporation debt and funding received from the Canadian accounts receivable program totaled $492 million and $451 million, respectively as of those dates. See our Annual Report on Form 10-K for the year ended December 31, 2004 for further description of these programs.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net sales	$2,103	$2,165	$6,349	$6,145
Costs and expenses
Cost of goods sold	1,866	1,829	5,565	5,361
Selling and administrative expenses	188	190	577	581
Restructuring charges	293		297	17
Loss (gain) on sale of assets	1	(3)	1	(3)
Income (loss) from operations	(245)	149	(91)	189
Other income (expense)
Interest expense, net	(88)	(87)	(261)	(258)
Gain on early extinguishment of debt		1		1
Other, net (Note 1)	(18)	(17)	(20)	(5)
Income (loss) before income taxes	(351)	46	(372)	(73)
Benefit from (provision for) income taxes	125	(15)	134	34
Net income (loss)	(226)	31	(238)	(39)
Preferred stock dividends and accretion	(3)	(3)	(9)	(9)
Net income (loss) available to common stockholders	$(229)	$28	$(247)	$(48)

Basic earnings per common share
Net income (loss) available to common stockholders	$(0.90)	$0.11	$(0.97)	$(0.19)

Weighted average shares outstanding	255	254	255	253

Diluted earnings per common share
Net income (loss) available to common stockholders	$(0.90)	$0.11	$(0.97)	$(0.19)

Weighted average shares outstanding	255	256	255	253

Note 1:

2005 includes non-cash foreign currency losses of $16 million for the 3rd quarter and $12 million year-to-date.
2004 includes non-cash foreign currency losses of $19 million for the 3rd quarter and $9 million year-to-date.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2005	2004

Cash flows from operating activities
Net loss	$(238)	$(39)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities
Gain from early extinguishment of debt		(1)
Depreciation, depletion and amortization	308	313
Amortization of deferred debt issuance costs	7	9
Deferred income taxes	(159)	(47)
Pension and postretirement benefits	(33)	(50)
Non-cash foreign currency losses	12	9
Non-cash restructuring charges	261	7
Change in current assets and liabilities, net of effects from acquisitions and dispositions
Receivables	9	(107)
Inventories	25	(41)
Prepaid expenses and other current assets	1	(16)
Accounts payable and accrued liabilities	(12)	82
Interest payable	(16)	(21)
Income tax benefit on exercise of employee stock options		7
Other, net	(3)	(3)

Net cash provided by operating activities	162	102

Cash flows from investing activities
Expenditures for property, plant and equipment	(201)	(139)
Proceeds from property and timberland disposals and sale of businesses	7	20
Payments on acquisitions	(5)

Net cash used for investing activities	(199)	(119)

Cash flows from financing activities
Proceeds from long-term debt	72	200
Net repayments of debt	(29)	(243)
Net borrowings under accounts receivable securitization program		20
Preferred dividends paid	(6)	(6)
Proceeds from exercise of stock options	1	50
Deferred debt issuance costs	(2)	(4)

Net cash provided by financing activities	36	17

Decrease in cash and cash equivalents	(1)	—
Cash and cash equivalents
Beginning of period	6	12

End of period	$5	$12

SMURFIT-STONE CONTAINER CORPORATION

EBITDA, As Defined Below

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net income (loss)	$(226)	$31	$(238)	$(39)
(Benefit from) provision for income taxes	(125)	15	(134)	(34)
Interest expense, net	88	87	261	258
Depreciation, depletion and amortization	101	104	308	313
EBITDA (Note 1)	(162)	237	197	498
(Gain)/loss on early extinguishment of debt	—	(1)	—	(1)
Receivables discount expense	5	1	13	3
Restructuring charges	293	—	297	17
Non-cash foreign exchange (gain) loss	16	19	12	9
(Gain)/loss on sale of assets	1	(3)	1	(3)
Adjusted EBITDA (Note 1)	$153	$253	$520	$523

Note 1:  “EBITDA” is defined as net income (loss) before (benefit from) provision for income taxes, interest expense, net and depreciation, depletion and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted as indicated above. EBITDA and Adjusted EBITDA are presented in order to provide an indication of our ability to service debt and are important measures to use because of our highly leveraged position. They are presented to enhance an understanding of our operating results and are not intended to represent cash flow or results of operations for the periods presented. EBITDA and Adjusted EBITDA are not measurements under accounting principles generally accepted in the United States and may not be similar to EBITDA and Adjusted EBITDA measurements of other companies.